Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico's FAS, Inc. Reports First Quarter Results and

Updates Second Quarter-to-Date Sales

Fort Myers, FL – May 28, 2014 – Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2014 first quarter.

For the thirteen weeks ended May 3, 2014 (the first quarter), the Company reported net income of $39.9 million compared to adjusted net income of $51.7 million for the thirteen weeks ended May 4, 2013, and first quarter 2014 earnings per diluted share of $0.26 compared to adjusted earnings per diluted share of $0.32 in last year’s first quarter. The adjusted first quarter fiscal 2013 results exclude the impact of non-recurring acquisition and integration costs, as presented in the accompanying GAAP to non-GAAP reconciliation. Including the first quarter 2013 impact of non-recurring acquisition and integration costs of $0.6 million after tax, or $0.01 per diluted share, the Company reported first quarter fiscal 2013 net income of $51.1 million, or $0.31 per diluted share.

Net Sales

For the first quarter, net sales were a record $681.6 million, an increase of 1.6% compared to $670.7 million in last year’s first quarter, primarily reflecting 99 net new stores for a square footage increase of 6.9%, offset by a decrease in comparable sales. Comparable sales for the first quarter decreased 2.6% following flat comparable sales in last year’s first quarter, reflecting lower average dollar sale as a result of the impact of a highly promotional environment in response to lower traffic due in part to inclement weather.

For the first quarter, the Chico’s/Soma Intimates brands’ comparable sales increased 0.4% following a 2.8% decrease in last year’s first quarter. The Chico’s brand experienced a decrease of less than 1% in comparable sales in the first quarter compared to a mid-single digit decrease in last year’s first quarter, and the Soma Intimates brand experienced a high-single digit comparable sales increase in the first quarter compared to a mid-single digit increase in last year’s first quarter. The White House | Black Market brand’s comparable sales decreased 8.6% following a 6.4% increase in last year’s first quarter.

Gross Margin

For the first quarter, gross margin was $382.9 million compared to $386.8 million in last year’s first quarter. Gross margin was 56.2% of net sales, a 150 basis point decrease from last year’s first quarter, primarily reflecting increased promotional activity in response to lower traffic, partially offset by lower incentive compensation as a percent of net sales.

Selling, General and Administrative Expenses

For the first quarter, selling, general and administrative expenses (“SG&A”) were $319.0 million compared to $304.9 million in last year’s first quarter. SG&A was 46.8% of net sales, a 130 basis point increase from last year’s first quarter, primarily reflecting sales deleverage of store expenses and the impact of approximately $4 million in investment spending on strategic initiatives, partially offset by lower incentive compensation as a percent of net sales.

Inventories

In-store inventories per square foot increased 4.9% in the first quarter of 2014 when compared to last year’s first quarter, primarily reflecting higher average unit cost. At the end of the first quarter of 2014, total inventories increased $13.5 million, or 5.6%, over the same period last year, when excluding $11.9 million of inventory related to new store activity.

Second Quarter-to-Date Sales Update

For the fiscal 2014 second quarter, unaudited total sales and comparable sales through May 26, 2014 increased approximately 5% and 1%, respectively, compared to the same period last year.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico's, White House | Black Market, Soma Intimates, and Boston Proper, is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of May 3, 2014, the Company operated 1,496 stores in the US and Canada. The Company’s merchandise is also available at www.chicos.com, www.whbm.com, www.soma.com, and www.bostonproper.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:

Todd Vogensen

Senior Vice President – Finance

Chico’s FAS, Inc.

(239) 346-4199

Chico’s FAS, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 3, 2014		May 4, 2013
	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico’s/Soma Intimates	$440,121	64.6%	$424,661	63.3%
White House | Black Market	217,173	31.9%	220,398	32.9%
Boston Proper	24,311	3.5%	25,663	3.8%

Total net sales	681,605	100.0%	670,722	100.0%
Cost of goods sold	298,714	43.8%	283,878	42.3%

Gross margin	382,891	56.2%	386,844	57.7%
Selling, general and administrative expenses	319,049	46.8%	304,899	45.5%
Acquisition and integration costs	—	0.0%	914	0.1%

Income from operations	63,842	9.4%	81,031	12.1%
Interest income, net	40	0.0%	191	0.0%

Income before income taxes	63,882	9.4%	81,222	12.1%
Income tax provision	24,000	3.5%	30,100	4.5%

Net income	$39,882	5.9%	$51,122	7.6%

Per share data:
Net income per common share-basic	$0.26		$0.31

Net income per common and common equivalent share–diluted	$0.26		$0.31

Weighted average common shares outstanding–basic	148,475		158,584

Weighted average common and common equivalent shares outstanding–diluted	149,044		159,536

Dividends declared per share	$0.15		$0.11

Chico’s FAS, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	May 3, 2014	February 1, 2014	May 4, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$80,529	$36,444	$85,616
Marketable securities, at fair value	90,984	116,002	202,769
Inventories	268,917	238,145	243,472
Prepaid expenses and other current assets	51,801	50,698	55,280

Total Current Assets	492,231	441,289	587,137

Property and Equipment, net	636,614	631,050	614,423

Other Assets:
Goodwill	171,427	171,427	238,693
Other intangible assets, net	117,107	118,196	126,665
Other assets, net	10,210	9,229	8,206

Total Other Assets	298,744	298,852	373,564

	$1,427,589	$1,371,191	$1,575,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$148,858	$131,254	$152,123
Other current and deferred liabilities	155,579	142,073	160,004

Total Current Liabilities	304,437	273,327	312,127

Noncurrent Liabilities:
Deferred liabilities	143,789	138,874	137,929
Deferred taxes	49,694	49,887	52,221

Total Noncurrent Liabilities	193,483	188,761	190,150

Stockholders’ Equity:
Preferred stock	—	—	—
Common stock	1,532	1,522	1,621
Additional paid-in capital	385,730	382,088	355,162
Retained earnings	542,332	525,381	715,911
Accumulated other comprehensive income	75	112	153

Total Stockholders’ Equity	929,669	909,103	1,072,847

	$1,427,589	$1,371,191	$1,575,124

Chico’s FAS, Inc. and Subsidiaries

Condensed Consolidated Cash Flow Statements

(Unaudited)

(in thousands)

	Thirteen Weeks Ended
	May 3, 2014	May 4, 2013
Cash Flows From Operating Activities:
Net income	$39,882	$51,122
Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	30,083	29,124
Deferred tax (benefit) expense	(1,164)	4,169
Stock-based compensation expense	6,474	7,492
Excess tax benefit from stock-based compensation	(925)	(1,028)
Deferred rent and lease credits	(4,671)	(4,263)
Loss on disposal and impairment of property and equipment	—	281
Changes in assets and liabilities:
Inventories	(30,772)	(36,623)
Prepaid expenses and other assets	(2,084)	1,545
Accounts payable	6,111	13,823
Accrued and other liabilities	24,534	(2,193)

Net cash provided by operating activities	67,468	63,449

Cash Flows From Investing Activities:
Decrease in marketable securities	25,010	69,666
Purchases of property and equipment, net	(34,506)	(34,599)

Net cash (used in) provided by investing activities	(9,496)	35,067

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	2,945	3,067
Excess tax benefit from stock-based compensation	925	1,028
Dividends paid	(11,439)	(8,939)
Repurchase of common stock	(6,309)	(64,915)

Net cash used in financing activities	(13,878)	(69,759)

Effects of exchange rate changes on cash and cash equivalents	(9)	—

Net increase in cash and cash equivalents	44,085	28,757
Cash and Cash Equivalents, Beginning of period	36,444	56,859

Cash and Cash Equivalents, End of period	$80,529	$85,616

Supplemental Detail on Earnings Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are composed entirely of unvested restricted stock awards and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Earnings per share is determined using the two-class method, as it is more dilutive than the treasury stock method. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options and PSUs. For the thirteen weeks ended May 3, 2014 and May 4, 2013, potential common shares from non-participating securities were excluded from the computation of diluted EPS because they were antidilutive.

The following unaudited table sets forth the computation of basic and diluted earnings per share shown on the face of the accompanying condensed consolidated statements of income (in thousands, except per share amounts):

	Thirteen Weeks Ended
	May 3, 2014	May 4, 2013
Numerator
Net income	$39,882	$51,122
Net income and dividends declared allocated to participating securities	(1,055)	(1,187)

Net income available to common shareholders	$38,827	$49,935

Denominator
Weighted average common shares outstanding – basic	148,475	158,584
Dilutive effect of non-participating securities	569	952

Weighted average common and common equivalent shares outstanding – diluted	149,044	159,536

Net income per common share:
Basic	$0.26	$0.31

Diluted	$0.26	$0.31

SEC Regulation G - The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP results, which exclude certain non-recurring charges including acquisition and integration costs, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of net income and earnings per diluted share on a GAAP basis to net income and earnings per diluted share on a non-GAAP basis is presented in the table below:

Chico’s FAS, Inc. and Subsidiaries

GAAP to Non-GAAP Reconciliation of Net Income and Diluted EPS

(in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 3, 2014	May 4, 2013
Net income:
GAAP basis	$39,882	$51,122
Add: Impact of acquisition and integration costs, net of tax	—	575

Non-GAAP adjusted basis	$39,882	$51,697

Net income per diluted share:
GAAP basis	$0.26	$0.31
Add: Impact of acquisition and integration costs, net of tax	0.00	0.01

Non-GAAP adjusted basis	$0.26	$0.32

Chico's FAS, Inc. and Subsidiaries

Store Count and Square Footage

Thirteen Weeks Ended May 3, 2014

(Unaudited)

	As of 2/1/14	New Stores	Closures	As of 5/3/14
Store count:
Chico’s frontline boutiques	611	10	(2)	619
Chico’s outlets	110	2	(1)	111
WH|BM frontline boutiques	436	4	(3)	437
WH|BM outlets	59	2	—	61
WH|BM Canada	3	—	—	3
Soma frontline boutiques	232	12	(1)	243
Soma outlets	17	—	(1)	16
Boston Proper frontline boutiques	4	2	—	6

Total Chico’s FAS, Inc.	1,472	32	(8)	1,496

	As of 2/1/14	New Stores	Closures	Other changes in SSF	As of 5/3/14
Net selling square footage (SSF):
Chico’s frontline boutiques	1,672,225	25,358	(5,544)	(739)	1,691,300
Chico’s outlets	278,223	5,085	(3,696)	—	279,612
WH|BM frontline boutiques	986,708	10,390	(7,456)	1,911	991,553
WH|BM outlets	121,565	4,413	—	—	125,978
WH|BM Canada	7,987	—	—	—	7,987
Soma frontline boutiques	441,387	21,147	(1,684)	29	460,879
Soma outlets	32,682	—	(2,346)	(109)	30,227
Boston Proper frontline boutiques	6,003	3,421	—	—	9,424

Total Chico’s FAS, Inc.	3,546,780	69,814	(20,726)	1,092	3,596,960